CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting parts of this Post Effective Amendment No. 53 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 12, 1999, relating to the financial statements and financial highlights appearing in the December 31, 1998 Annual Report to Shareholders of the John Hancock Core Equity Fund (formerly John Hancock Independence Equity Fund), which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this registration Statement. We also consent to the reference to us under the heading "Independent Auditors" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.



/s/PricewaterhouseCoopers LLP
-----------------------------
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 26, 1999